Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2017 Financial Results

Net Income of $282 million, $0.63 EPS, $0.65 Adjusted EPS1

Third Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$395 million	8.3%	$30.58/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$413 million	10.3%	$28.18/share

HIGHLIGHTS

• Net financing revenue of $1,081 million, including $18 million of Original Issue Discount (OID) expense

• EPS: $0.63; Adjusted EPS[1]: $0.65, up 16% YoY

• Net interest margin (NIM) of 2.74%, up 5 bps YoY; Ex. OID, NIM of 2.78%, up 5 bps YoY and down 2 bps QoQ

• Consolidated annualized net charge-offs of 85 bps

• Efficiency Ratio: 52%; Adj. Efficiency Ratio[1]: 45%

• Executed $190 million of share repurchases and paid $0.12 per share quarterly dividend

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the third quarter, Ally delivered strong operational and financial results and had important positive developments on the regulatory front, including normalization of regulatory capital requirements at our banking subsidiary. We can now move forward on a level playing field with other banks and more fully optimize our capital and funding structure.”

“We posted the highest revenue and Adjusted EPS[1] since our IPO, driven by expanding retail and commercial margins and growing deposit balances. The deposit franchise continues to perform well, with total deposits of $90 billion, up $14 billion year-over-year, while retail deposits increased by $3.8 billion quarter-over-quarter, the highest quarterly retail deposit growth in our history.”

“We continue to navigate the cyclical dynamics within auto finance, while driving higher risk-adjusted returns on new originations and maintaining credit discipline. Our mortgage and wealth management businesses continue to develop as we elevate Ally’s banking franchise in the marketplace and deepen customer relationships. We remain in a strong position to drive shareholder value and deliver long-term earnings growth.”

DEPOSITS	• Retail deposits of $74.9 billion, up 17% YoY • Retail deposit customer base up 52k QoQ; up 16% YoY • Total deposits of $90.1 billion, up 19% YoY

AUTO FINANCE	• Pre-tax income of $300 million, down $19 million YoY, driven by significant lease portfolio declines • Consumer auto originations of $8.1 billion

INSURANCE	• Pre-tax income of $69 million, up $13 million YoY largely due to seasonally high weather losses • Weather losses of $19 million, net of reinsurance coverage, down $3 million YoY

CORPORATE FINANCE	• Pre-tax income of $22 million, up $7 million YoY • HFI portfolio up 16% YoY to $3.7 billion

MORTGAGE FINANCE	• Pre-tax income of $2 million, down $6 million YoY • HFI assets increased to $9.8 billion, up 23% YoY

Notable Items

• Record retail deposit growth of $3.8 billion in 3Q 17

• Estimated retail auto originated yield[1] of approximately 6.27% in 3Q 17, up from 5.90% in 3Q 16

• Lease yields (net of depreciation) up 27 bps QoQ to 6.90% as used vehicle prices improved

• Returned nearly $245 million in capital to shareholders in 3Q 17

○   Repurchased $190 million in common stock and paid a $0.12 per share common dividend

• Lower effective tax rate of 29.1% driven primarily by the recognition of capital loss carryforwards

• Increased retail auto loan coverage ratio 10 bps QoQ to 1.60% largely due to future expected impact from two hurricane events

1	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Third Quarter Results

Net income was $282 million, compared to net income of $209 million for the third quarter of 2016, as higher provision for loan losses and noninterest expense were more than offset by increases in net financing revenue. Additionally, net income in the third quarter of 2016 was impacted by a one-time charge to discontinued operations.

Net financing revenue, including $18 million of OID expense, improved to $1,081 million, up $85 million from a year ago, driven by the expansion of retail loan and commercial margins as well as higher investment securities balances.

NIM of 2.74%, including OID of 4 bps, increased 5 bps year-over-year. Excluding OID, NIM was 2.78%, improving 5 bps year-over-year, as a result of higher loan yields.

Other revenue decreased $7 million year-over-year largely due to lower investment gains.

Provision for loan losses increased $56 million year-over-year and was impacted by a 10 bps increase in the retail auto coverage ratio primarily due to higher future expected losses associated with the hurricanes experienced in the third quarter.

Noninterest expense increased $18 million from a year ago, driven by expenses related to the growth of consumer and commercial products.

Auto originations for the quarter totaled $8.1 billion, down from $9.3 billion a year ago, given the continued focus on risk-adjusted returns.

Third Quarter Financial Results

				Increase/(Decrease) vs.

$ millions except per share data	3Q 17	2Q 17	3Q 16	2Q 17	3Q 16

Net Financing Revenue (excluding OID)[1]	$1,099	$1,084	$1,011	$15	$88

OID Expense	(18)	(17)	(15)	(1)	(3)

Net Financing Revenue (as reported)	1,081	1,067	996	14	85

Other Revenue	381	388	388	(7)	(7)

Provision for Loan Losses	314	269	258	45	56

Noninterest Expense	753	810	735	(57)	18

Pre-tax Income from Continuing Operations	$395	$376	$391	$19	$4

Income Tax Expense	115	122	130	(7)	(15)

Income (Loss) from Discontinued Operations, Net of Tax	2	(2)	(52)	4	54

Net Income	$282	$252	$209	$30	$73

	3Q 17	2Q 17	3Q 16	2Q 17	3Q 16

GAAP EPS (diluted)	$0.63	$0.55	$0.43	$0.08	$0.19

Discontinued Operations, Net of Tax	(0.00)	0.00	0.11	(0.01)	(0.11)

OID Expense, Net of Tax	0.03	0.02	0.02	0.00	0.01

Adjusted EPS[2]	$0.65	$0.58	$0.56	$0.07	$0.09

Return on Equity	8.3%	7.5%	6.1%

Core ROTCE[2]	10.3%	9.6%	9.8%

Effective Tax Rate	29.1%	32.4%	33.2%

(1)	Represents a non-GAAP financial measure. Excludes Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	3Q 17	2Q 17	3Q 16	2Q 17	3Q 16

Automotive Finance	$300	$347	$319	$(47)	$(19)

Insurance	69	(21)	56	90	13

Dealer Financial Services	$369	$326	$375	$43	$(6)

Mortgage Finance	2	7	8	(5)	(6)

Corporate Finance	22	35	15	(13)	7

Corporate and Other	2	8	(7)	(6)	9

Pre-Tax Income from Continuing Operations	$395	$376	$391	$19	$4

OID Amortization Expense[1]	18	17	15	1	3

Core Pre-tax Income[2]	$413	$393	$406	$20	$7

(1)	Core OID amortization expense for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $300 million was $19 million lower year-over-year. Results reflect higher net financing revenue and other revenue, more than offset by higher provision for loan losses, primarily driven by reserve build to cover higher future expected losses associated with hurricanes Harvey and Irma.

Net financing revenue was approximately $17 million higher year-over-year as increases in retail and commercial revenue were partially offset by the continued decline in operating lease assets and corresponding lower net lease revenue. The net lease yield increased 27 bps quarter-over-quarter to 6.90%, but decreased 35 bps year-over-year.

Provision for loan losses was $46 million higher quarter-over-quarter, driven by seasonally higher net charge-offs, and up $42 million year-over-year, largely due to increased reserves for higher future expected losses associated with the hurricanes experienced in the third quarter.

Consumer originations of $8.1 billion included $3.6 billion of used volume, $3.6 billion of new retail volume, and $0.9 billion of leases. Estimated retail auto originated yieldA increased to 6.27%, up 37 bps year-over-year.

Auto earning assets decreased $1.5 billion year-over-year to $112.0 billion as growth in the retail auto portfolio was outpaced by declines in operating lease assets. Commercial earning assets of $36.0 billion were flat year-over-year and decreased $2.8 billion quarter-over-quarter, given seasonality and lower dealer inventory levels.

Insurance

Pre-tax income was $69 million in the quarter, up $13 million versus the prior year quarter, as lower investment income was offset by higher revenue earned, lower vehicle service contract losses, and lower weather losses, which benefited from the reinsurance policy established in April 2017.

Written premiums were up $20 million year-over-year at $272 million, due to growth in F&I and vehicle inventory insurance written premiums.

Total investment income, including gains, was $32 million, down $4 million from the prior year period, and up $5 million quarter-over-quarter.

Corporate Finance

Pre-tax income was $22 million in the quarter, compared to $15 million in the prior year period.

Net financing revenue increased $9 million year-over-year to $39 million, driven by strong asset growth. Total assets increased $0.5 billion year-over-year from $3.2 billion to $3.7 billion.

Noninterest expense increased $3 million year-over-year to support strong asset growth and expansion into new industry verticals.

A Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Mortgage Finance

Pre-tax income was $2 million in the quarter, compared to $8 million in the prior year period. Net financing revenue was up $7 million year-over-year to $32 million, with total assets up $1.9 billion in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $12 million year-over-year as the result of asset growth and the expansion of the direct-to-consumer mortgage product, which launched in the fourth quarter of 2016.

Provision for loan losses was up $3 million quarter-over-quarter and $3 million year-over-year, due to specific hurricane-related reserves and asset growth.

Liquidity, Capital & Deposits

Capital

Ally paid a $0.12 per share quarterly common dividend and executed $190 million of share repurchases, including shares withheld-to-cover income taxes related to employee stock ownership plans. Ally’s Board of Directors approved a $0.12 per share common dividend for the fourth quarter of 2017.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioB increased from 9.4% to 9.6% quarter-over-quarter as a result of lower risk-weighted assets given lower commercial balances, as well as continued profitability and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents of $4.4 billion at quarter-end was flat compared to $4.4 billion at the end of the second quarter. Ally had $0.3 billion of institutional unsecured debt maturities in the quarter and paid down $1.25 billion of unsecured credit facilities.

U.S. auto term securitizations totaled approximately $1.0 billion for the quarter. Additionally, during the quarter, Ally renewed approximately $2.6 billion in secured credit facilities.

Approximately 79% of Ally’s total assets were funded at Ally Bank in the third quarter.

Deposits now represent approximately 61% of Ally’s funding portfolio, excluding OID, improving from 54% a year ago.

Deposits

Retail deposits were up a record $3.8 billion quarter-over-quarter to $74.9 billion with total deposits of $90.1 billion at quarter-end, up $3.9 billion for the quarter and up $14.4 billion year-over-year.

The average retail deposit rate was 1.23% for the quarter, up 13 bps year-over-year and up 11 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 16% year-over-year, totaling nearly 1.4 million customers at quarter-end, while adding more than 52 thousand customers over the prior quarter. Average customer balance ended the quarter at $54.5 thousand. Millennials continue to comprise the largest generation segment of new customers at 53%.

B Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.7%. This measure is used by management and we believe is useful to investors in assessing the company’s capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Core original issue discount (Core OID) is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding Core OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected Core OID expense, and certain discrete tax items. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and previously discontinued mortgage operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID expense, and (3) excludes certain discrete tax items that do not relate to the operating performance of the core businesses.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized Core OID and net DTA. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected Core OID expense, and certain discrete tax items.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized Core OID, and net DTA.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if Core OID expense was accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID expense. See page 8 for calculation methodology and details.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for unamortized Core OID and net deferred tax asset.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 17	2Q 17	3Q 16

GAAP Net Income Available to Common Shareholders		$282	$252	$209

Disc Ops, Net of Tax		(2)	2	52

Core OID Expense		18	17	15

Core OID Tax		(6)	(6)	(5)

Core Net Income Available to Common Shareholders	[a]	$292	$265	$271

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	451,078	458,819	483,575

Adjusted EPS	[a] ÷ [b]	$0.65	$0.58	$0.56

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 17	2Q 17	3Q 16

GAAP Net Income Available to Common Shareholders		$282	$252	$209

Disc Ops, Net of Tax		(2)	2	52

Core OID Expense		18	17	15

Core OID Tax		(6)	(6)	(5)

Core Net Income Available to Common Shareholders	[a]	$292	$265	$271

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.5	$13.4	$13.6

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.2	$13.1	$13.3

Unamortized Core OID		(1.2)	(1.2)	(1.3)

Net Deferred Tax Asset (DTA)		(0.7)	(0.9)	(1.0)

Normalized Common Equity	[b]	$11.3	$11.1	$11.0

Core Return on Tangible Common Equity	[a] ÷ [b]	10.3%	9.6%	9.8%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		3Q 17	2Q 17	3Q 16

GAAP Shareholder’s Equity		$13.6	$13.5	$13.6

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		13.3	13.2	13.3

Tax-effected Core OID		(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$12.5	$12.4	$12.5

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	443,796	452,292	475,470

Metric

GAAP Shareholder’s Equity per Share		$30.6	$29.8	$28.7

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.6)	(0.6)	(0.6)

Tangible Common Equity per Share		$29.9	$29.2	$28.0

Tax-effected Core OID		(1.8)	(1.7)	(1.7)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$28.2	$27.4	$26.3

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		3Q 17	2Q 17	3Q 16

Common Equity Tier 1 Capital (transition)		$13.2	$13.1	$12.9

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		(0.1)	(0.1)	(0.3)

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.1	$13.0	$12.6

Denominator

Risk-weighted Assets (Transition)		$135.6	$137.9	$135.5

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.4	0.4	0.5

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$136.0	$138.4	$136.0

Metric

Common Equity Tier 1 (Transition)		9.7%	9.5%	9.5%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.6%	9.4%	9.3%

Original Issue Discount Expense ($ millions)

	3Q 17	2Q 17	3Q 16

Core OID Expense	$18	$17	$15

Other Original Issue Discount Expense	5	5	6

GAAP Original Issue Discount Expense	$23	$22	$21

Unamortized Original Issue Discount ($ millions)

	3Q 17	2Q 17	3Q 16

Unamortized Core OID	$(1,197)	$(1,215)	$(1,264)

Other Unamortized Original Issue Discount	(62)	(67)	(83)

GAAP Unamortized Original Issue Discount	$(1,259)	$(1,282)	$(1,347)

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 17	2Q 17	3Q 16

Total Noninterest Expense		$753	$810	$735

Rep and Warrant Expense		(0)	(0)	(2)

Insurance Expense		218	280	222

Adjusted Noninterest Expense	[a]	$535	$530	$515

Denominator ($ millions)

Total Net Revenue		$1,462	$1,455	$1,384

Core OID Expense		18	17	15

Insurance Revenue		287	259	278

Adjusted Net Revenue	[b]	$1,193	$1,213	$1,121

Adjusted Efficiency Ratio	[a] ÷ [b]	44.9%	43.7%	45.9%

Additional Financial Information

For additional financial information, the third quarter 2017 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $164.0 billion in assets as of September 30, 2017. For more information, visit the Ally Press Room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com